Exhibit 99.1

Contacts:	Nicole Sherman and David Lam Riverview Bancorp, Inc. 360-693-6650

Riverview Bank Announces Strategic Balance Sheet Optimization
Vancouver, WA – March 25, 2026 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”), parent company of Riverview Bank (the “Bank”) implemented a strategic balance sheet optimization. This included the reclassification of its entire held-to-maturity (“HTM”) securities to available-for-sale (“AFS”) securities. After the reclassification, Riverview sold $149.3 million in lower-yielding book value investment securities, with an average yield of 1.62%, for an estimated pre-tax loss of $11.4 million. A targeted approach was used to identify lower-yielding bonds, balancing the respective loss in relation to its book value. The goal was to minimize the loss while maximizing proceeds from the sale. Reclassifying the bonds from HTM to AFS will reduce overall equity. The reclassified bonds will be measured at fair value, with the impact recorded in accumulated other comprehensive income. Given Riverview’s strong capital levels, no additional capital was needed to support the strategic optimization, and Riverview remains well-capitalized for regulatory purposes.
Riverview is taking a strategic and thoughtful approach to the use of excess capital in the reinvestment of the proceeds from the above-mentioned investment securities sale. Riverview expects to reinvest the proceeds into a combination of higher-yielding bonds, which will be classified as available for sale at the time of purchase, support loan originations, pay down its Federal Home Loan Bank borrowings, or hold in cash. Deploying these funds into higher-yielding earning assets or paying down borrowings will inherently increase the net interest income of the Bank on a go-forward basis. Dependent upon the combination of redeployment of funds, Riverview expects the estimated earn-back will be less than 3.5 years. The strategic optimization is expected to add approximately 25 basis points to net interest margin and approximately $0.13 to earnings per share annually, once fully realized.
This strategic optimization is not expected to impact Riverview’s ability to continue with its existing active stock buyback.
“Over the past 20 months since joining Riverview as CEO, it's been energizing to experience our teams consistently delivering on our five strategic priorities. This balance sheet optimization is part of our profitable growth priority. The repositioning of the securities portfolio during the fourth fiscal quarter ending March 31 reflects a prudent deployment of excess capital aimed at enhancing our net interest margin. We expect this strategic optimization to enhance future earnings benefit and strengthen the value of our company,” said Nicole Sherman, CEO and President.

Riverview Bank Strategic Balance Sheet Optimization
March 25, 2026

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon, on the I-5 corridor. With assets of $1.51 billion at December 31, 2025, it is the parent company of Riverview Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial, business and retail clients through 17 branches, including 13 in the Portland-Vancouver area, and 3 lending centers. For the past 11 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal and The Columbian.
This press release contains statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make including those described in 1A (Risk Factors) of the Company’s Form 10-K for the fiscal year ended March 31, 2025. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company.